AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 18th day of February, 2014, to the Fund Administration Servicing Agreement, dated as of June 22, 2006, as amended, (the “Agreement”), is entered into by and between Professionally Managed Portfolios, a Massachusetts business trust (the "Trust") on behalf of its separate series, the McKinley Funds, listed on Exhibit Z attached hereto (as amended from time to time) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit Z to the Agreement is hereby and superseded and replaced with Amended Exhibit Z attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Elaine E. Richards	By: /s/ Michael R. McVoy

Name: Elaine E. Richards	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

McKinley	1

Amended Exhibit Z to the
Professionally Managed Portfolios Fund Administration Servicing Agreement

Name of Series	Date Added
McKinley Diversified Income Fund
McKinley Non-U.S. Core Growth Fund	On or after February 18, 2014
FUND ACCOUNTING, FUND ADMINISTRATION & PORTFOLIO COMPLIANCE, AND CCO SUPPORT SERVICES FEE SCHEDULE at March, 2013

Annual Fee Based Upon Average Net Assets Per Fund*
[   ] basis points on the first $[   ] million
[   ] basis points on the next $[   ] million
[   ] basis points on the balance
Minimum annual fee:  $[   ] per fund

▪  Additional fee of $[   ] for each additional class
▪  Additional fee of $[   ] per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪  Daily Performance Reporting
▪  USBFS Legal Administration (e.g., registration statement update)

Pricing Services**
▪  $[   ] - Domestic Equities, Options, ADRs
▪  $[   ] - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates
▪  $[   ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                   Bonds, Asset Backed Securities, Mortgage Backed Securities
▪  $[   ] - Bank Loans
▪  $[   ] - Credit Default Swaps
▪  $[   ] - Swaptions, Index Swaps
▪  $[   ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪  $[   ] /Foreign Equity Security per Month for Corporate Action Service
▪  $[   ] /Domestic Equity Security per Month for Corporate Action Service
▪  $[   ] /Month Manual Security Pricing (>10/day)

Fair Value Services (Charged at the Complex Level)**
▪  $[   ] on the First [   ] Securities
▪  $[   ] on the Balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪  $[   ] for the first fund (subject to Board approval)
▪  $[   ] for each additional fund (subject to change based on Board review and approval)
▪  $[   ] /sub-advisor per fund

Reasonable Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, etc), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board book portal (BookMark), and additional services mutually agreed upon.
*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are billed monthly.

McKinley	2

Amended Exhibit Z (continued) to the
Professionally Managed Portfolios Fund Administration Servicing Agreement
FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES SUPPLEMENTAL SERVICES - FEE SCHEDULE at March, 2013
Additional Legal Administration Services
▪  Subsequent new fund launch – $[   ] /project
▪  Subsequent new share class launch – $[   ] /project
▪  Multi-managed funds – as negotiated based upon specific requirements
▪  Proxy – as negotiated based upon specific requirements

Daily Compliance Services (Charles River)
▪  Base fee – $[   ] /fund per year
▪  Setup – $[   ] /fund group
▪  Data Feed  – $[   ] /security per month

Section 15(c) Reporting
▪  $[   ] /fund per report – first class
▪  $[   ] /additional class report

Equity Attribution (Morningstar Direct)
▪  Fees are dependent upon portfolio makeup

BookMark Electronic Board Book Portal
▪  USBFS will establish a central, secure portal for Board materials using a unique client board URL.
▪  Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
▪  Features password-protected, encrypted servers with automatic failover.
▪  Training and ongoing system support.
▪  Accessible from your smart phone or iPad.
▪  Allows multiple users to access materials concurrently.
▪  Searchable archive.
▪  Ability to make personal comments.

Annual Fee
▪  [   ] users - $[   ] (includes [   ] GB of storage)
▪  [   ] users - $[   ]
▪  [   ] users - $[   ]
▪  [   ] users - $[   ]

Additional storage:
▪  [   ] GB included in annual charge
▪  $[   ] for each additional [   ] GB of storage

Daily Pre- and Post-Tax Fund (INCLUDED IN ANNUAL FEE) and/or Sub-Advisor Performance Reporting
▪  Performance Service – $[   ] /CUSIP per month
▪  Setup – $[   ] /CUSIP
▪  Conversion – quoted separately
▪  FTP Delivery – $[   ] setup /FTP site

Advisor’s Signature not required as fees are not changing – only the McKinley Non–U.S. Core Growth Fund is being added.

McKinley	3